Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 7 to the Registration Statement (Form S-1 No. 333-136297) and related Prospectus of The Neiman Marcus Group, Inc., and to the incorporation by reference therein of our reports dated October 1, 2010, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc., and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc., included in its Annual Report on Form 10-K for the year ended July 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
October 6, 2010